Exhibit 10.12

ACCO WORLD CORPORATION
LONG-TERM INCENTIVE PLAN
FOR KEY EMPLOYEES (the “Plan”)
(Effective as of January 1, 1995)

1.	Purpose of Plan.

          The purpose of the Long-Term Incentive Plan for Key Employees of ACCO World Corporation (the “Plan”) is to aid ACCO World Corporation (the “Company”) in securing and retaining Key Employees of outstanding ability by making it possible to offer them increased incentives to join or continue in the service of the Company, and to encourage Key Employees to increase their efforts for the welfare of the Company.

2.	Definitions.

          As used in the Plan, the following words shall have the following meanings:

               (a) “Chief Executive Officer” means the Chief Executive Executive Officer of the Company;

               (b) “Detrimental Activity” shall mean willful, reckless or negligent activity that is determined by the Salary Committee, in its sole discretion, on a case-by-case basis, to be detrimental to the business or property of the Company or its affiliates;

               (c) “Long-Term Award” means a monetary award made to a Key Employee pursuant to the Plan;

               (d) “Key Employee” means any person, including an officer or director of the Company in the regular full-time employment of the Company who, in the opinion of the Committee, is or is expected to be primarily responsible for the management, growth or protection of some part or all of the business of the Company;

               (e) “Financial Measure” means one or more measures of financial performance of the Company selected by the Salary Committee to serve as the benchmark for determining Company Performance during the specified Performance Period as approved by the Parent Committee;

               (f) “Parent Committee” means the American Brands, Inc. Incentive Compensation Committee for Subsidiaries and Corporate Office;

               (g) “Participant” means a Key Employee to whom a Long-Term Award has been made that has not been forfeited. Participation shall be determined for each Key Employee for each Performance Period by the Salary Committee;

               (h) “Performance Period” means the period specified with respect to a Long-Term Award during which specified performance criteria are to be measured which shall be of at least two years duration subject to paragraph 4.3 hereof; and

               (i) “Salary Committee” means the ACCO World Corporation Salary Committee appointed by the Board of Directors of ACCO World Corporation.

3.	Administration of the Plan.

3.1	Responsibility for Administration.

(a) The administration of the Plan and the responsibility for implementing it shall be the responsibility of the Salary Committee, except for those specific duties delegated by the Plan to the Chief Executive Officer and the Parent Committee.

(b) The Salary Committee in its discretion may allocate responsibility among one or more of its members and may delegate responsibility to one or more other persons or committees as may be designated by it. The interpretation of the Plan by the Committee will be final and binding on all Participants and any persons making a claim on their behalf. Subject to the provisions for the Plan, the Committee shall have the authority to establish, adopt or revise such rules and guidelines as it deems necessary or appropriate for the administration of the Plan.

3.2	Communication of the Plan. The Chief Executive Officer or operating head of the unit employing a Participant shall, at the beginning of each Performance Period, cause each Participant to be notified of his selection as a Participant, the Company Performance Goals and his Target Award (each herein below described). After the end of each Performance Period when the amount of each Participant’s award has been determined, the Chief Executive Officer or operating head of the unit employing a Participant will cause each Participant to be provided with written notice of the amount of payment, if any, and its relationship to the attainment of the Company Performance Goals.

4.	Long-Term Awards.

4.1	Performance Goals. For 1995 and the beginning of each Performance Period thereafter, the Salary Committee shall establish Company Performance Goals based on the Financial Measure established by the Salary Committee for such Performance Period.

4.2	Target Award. For 1995, and the beginning of each Performance Period thereafter, there shall be established a Target Award for each Participant which shall be the product of (i) the number of performance units awarded to the Participant and (ii) the dollar value per unit at the targeted Company Performance level. The Salary Committee shall determine the number of units that will be awarded to each Participant. The aggregate amount of Target Awards for all Participants for each Performance Period shall be subject to review and approval by the Parent Committee.

4.3	Determination of Amount of Long-Term Award Payment.

(a) A Participant may be paid a minimum of 0% and a maximum of 300.0% of the Target Award depending on the extent to which the Company Performance Goals for the Performance Period have been achieved. The determination of the extent to which the Company Performance Goals have been achieved shall be determined by the Salary Committee, subject, however, to receipt of the auditor’s letter referred to in Section 5 hereof and review and approval of the aggregate amount of all Long-Term Awards by the Parent Committee.

(b) At the beginning of each Performance Period, the Salary Committee will determine the appropriate Financial Measure and corresponding performance level to be achieved as the Company Performance Goal. This determination also will include a performance level at which minimum, targeted and maximum awards will be payable. These targeted Financial Measure performance levels and payout matrices may vary by organization unit.

(c) The Company Performance Goals may be reviewed during the Performance Period by the Salary Committee. Adjustments may be made by the Salary Committee if economic or other conditions have changed substantially from the beginning of the Performance Period, subject to review and approval by the Parent Committee.

(d) If a Participant is promoted into a higher grade, the Long-Term Award will be calculated on a pro-rate basis for the time spent in each grade. If promoted into an eligible position for the first tine, the Long-Term Award will be calculated pro-rata for time in the Plan.

(e) If, during a Performance Period, a Participant transfers employment without an intervening period to a company affiliated with the Company that has Long-Term Awards granted under a similar such plan, the Participant will be entitled at the end of that Performance Period to a payment that would otherwise have been pursuant to this Long-Term Award as if the Participant had remained an employee of the Company throughout the Performance Period, but prorated for the portion of the Performance Period that elapsed prior to the transfer of employment, all as determined by the Salary Committee. In addition, if the transfer is to a position that is eligible for Long-Term Awards, the Participant shall be paid by the other company the value of the number of performance units awarded to the Participant based on the value per unit under the other company’s program and its Performance Goals, but assuming that the Participant had been employed by the other company throughout the Performance Period and then prorated for the portion of the Performance Period that elapsed after the transfer of employment.

(f) If, during any Performance Period, a Participant transfers employment without an intervening period to a company affiliated with the Company that does not grant Long-Term Awards, or to another position in which the Participant is no longer eligible for Long-Term Awards, the Participant will be entitled at the end of that Performance Period to a payment that would otherwise have been made as if the Participant had remained an employee of the Company throughout the Performance Period, but prorated for the portion of the Performance Period that elapsed prior to the Participant’s transfer of employment, all as determined by the Salary Committee.

(g) In the event that a Participant’s employment with the Company commenced after the Performance Period begins, but during the first half of a Performance Period, the Participant will be entitled at the end of that Performance Period to a payment that otherwise would have been made as if the Participant had been an employee of the Company throughout the Performance Period, but prorated for the portion of the Performance Period that the Participant was actually employed by the Company, all as determined by the Salary Committees.

(h) If a Participant retires on or after early retirement date under a retirement plan of the Company or an affiliate, dies or becomes disabled during the Performance Period, the Long-Term Award, if any, will be based on the achievement of the Company Performance Goals for the entire Performance Period, and prorated for the portion of the Performance Period that the Participant was actually employed by the Company, all as determined by the Salary Committee.

(i) If a Participant engages in Detrimental Activity at any time (whether before or after termination of employment) any Long-Term Award that has not been paid to such Participant prior to the date such activity has been determined by the Salary Committee to constitute Detrimental activity shall be forfeited and shall never become payable.

5.	Auditor’s Letter. As soon as practicable after the end of each Performance Period, the Salary Committee shall obtain a letter from the independent accountants who have examined the consolidated financial statements of American Brands, Inc. (“American”) and its subsidiaries (or, in those instances where the examination of the financial statements of the subsidiary is conducted by the Internal Audit of American) to the effect that they have reviewed the determination for each year of the Performance Period of the Financial Measure of the Company and that in their view such determination has been made in accordance with generally accepted accounting principles and accounting principles established by American reflecting the consolidated results of operations of the Company, as such Financial Measure is used in consolidating such results with the operating results of American and all its consolidated subsidiaries, adjusted to exclude any extraordinary items approved by the Salary Committee and the Parent Committee. The review made by such accountants (or the members of the Internal Audit Department of American, as the case may be) shall include comparison of the elements entering into the computation of the Financial Measure with the books and records of the Company and with the consolidating adjustments made by the Company in preparing the consolidated financial statements included in American’s annual reports to its stockholders for the years included in the Performance Period.

6.	Payments.

6.1	Source of Payment. Long-Term Awards shall be paid from the general assets of the Company as soon as practicable after the end of the Performance Period and the determination by the Salary Committee and Parent Committee of attainment of the Company Performance Goals.

6.2	Retention in Employment. In the event a Participant has terminated full-time, active employment prior to the date of payment of a Long-Term Award for a reason other than death, disability or retirement on or after early retirement date under a retirement plan of the Company or an affiliate, no Long-Term Award shall be paid to the Participant. Transfer from the Company to an affiliate shall not be deemed to be a termination of employment for this purpose.

6.3	Final Determination by Committee. Notwithstanding any other provisions of the Plan, the Salary Committee may in its sole discretion determine not to make Long-Term Award payments, or to make adjusted payments, to any or all Participants.

7.	Amendment and Termination.

          (a) The Board of Directors of ACCO World Corporation shall have the power to amend the Plan. The Salary Committee shall have no power to change the terms of any Long-Term Award theretofore granted under the Plan so as to impair the rights of a Participant without the consent of the Participant whose rights would be affected by such change except to the extent, if any, provided in the Plan or in the Long-Term Award.

          (b) The Board of Directors of ACCO World Corporation may suspend or terminate the Plan at any time.

8.	Withholding Taxes.

          There may be deducted from any cash payment made under the Plan any federal, state or local income or other taxes required by law to be withheld with respect to such payment.

9.	Effective Date.

          The Plan shall be effective on and as of January 1, 1995.

AMENDMENT TO ACCO WORLD CORPORATION
LONG-TERM INCENTIVE PLAN FOR KEY EMPLOYEES
(Effective as of January 1, 1995)

          WHEREAS, ACCO World Corporation (the “Company”) has established the ACCO World Corporation Long-Term Incentive Plan for Key Employees (the “Plan”) effective as of January 1, 1995; and

          WHEREAS, the Company now desires to amend the Plan to provide for payment of Long-Term Awards in the event of a change of control of the Company and to make certain other changes;

          NOW, THEREFORE, the Plan is amended, effective September 1, 2000, as follows:

          1. Paragraph 1 is amended in its entirety as follows:

               “1. Purpose of Plan.

          The purpose of this Long-Term Incentive Plan for Key Employees of ACCO World Corporation (the ‘Plan’) is to aid ACCO World Corporation (the ‘Company’) and its subsidiaries (together with the Company, referred to as the ‘Employer’) in securing and retaining Key Employees of outstanding ability by making it possible to offer them increased incentives to join or continue in the service of the Employer, and to encourage Key Employees to increase their efforts for the welfare of the Employer.”

          2. Paragraph 2(d) is amended by substituting the word “Employer” for the word “Company” where the latter appears in that paragraph.

          3. Paragraph 2(f) is amended by substituting “Fortune Brands, Inc.” for “American Brands, Inc.” where the latter appears in that paragraph.

          4. Paragraphs 4.3(e), (f) and (g) are amended by substituting the word “Employer” for the capitalized word “Company” where the latter appears in such paragraphs.

          5. Section 5 is amended by substituting “Fortune Brands, Inc.” for “American Brands, Inc.” and substituting “Fortune” for “American” wherever such terms appear in Section 5.

          6. Section 6.1 is amended in its entirety as follows:

               “6.1 Source of Payment. Long-Terms Awards shall be paid from the general assets of the Employer as soon as practicable after the end of the Performance Period and the determination by the Salary Committee and Parent Committee of attainment of the Company Performance Goals.”

          7. Section 6.2 is amended by substituting the following for the first sentence:

“Subject to Section 7, in the event a Participant has terminated full-time, active employment prior to the date of payment of a Long-Term Award for a reason other than death, disability or retirement on or after early retirement date under a retirement plan of the Company or an affiliate, no Long-Term Award shall be paid to the Participant.”

          8. Sections 7, 8 and 9 are redesignated as Sections 8, 9 and 10, respectfully, and the following new Section 7 is added to the Plan:

          “7. Change of Control.

               (a) In the event a Participant’s employment is terminated by the Company within 18 months following a change of control (as defined in paragraph (b) below), all Long-Term Awards shall become nonforfeitable and shall be paid out on the date such Participant’s employment is so terminated (i) as if all Performance Periods or other applicable conditions or restrictions had been completed or satisfied and based on actual performance to the extent actual performance data is available for the Performance Period and the Company’s forecast in the financial performance outlook report for the remainder of the applicable Performance Period, but (ii) prorated for the portion of any relevant Performance Period ending on the date such Participant’s employment is so terminated.

               (b) For purposes of this Section 7, a ‘change of control’ is deemed to occur if (i) any person (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the ‘Exchange Act’), as in effect on February 28, 2000) other than Fortune (or an entity controlled by Fortune) is or becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, as in effect on February 28, 2000) of 20% or more of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors (‘Voting Securities’) of the Company, and Fortune ceases to own at least 60% directly or indirectly of the Voting Securities excluding, however (A) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by Fortune or an entity (including the Company) controlled by Fortune, or (B) any acquisition by an entity controlled by Fortune; (ii) the Company shall be merged or consolidated with, or, in any transaction or series of transactions, substantially all of the business or assets of the Company shall be sold or otherwise acquired by, another corporation or entity unless, as a result thereof, Fortune shall beneficially own, directly or indirectly, at least 60% of the combined Voting Securities of the surviving, resulting or transferee corporation or entity (including without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries); or (iii) the approval of a complete liquidation or dissolution of the Company by its stockholder(s).”

          9. Section 8 (as redesignated in item 8 above) is amended by substituting the following for the first sentence of paragraph (a):

               “The Board of Directors of ACCO World Corporation shall have the power to amend the Plan, except that upon a change of control (as defined in paragraph 7(b)) no amendment of Section 7 shall be effective until 18 months following the date the Company notifies Participants of such amendment.”

          IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed this ___day ___, 2000.

ACCO WORLD CORPORATION

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